PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 8, 2022)	Registration No. 333-266676

Up to $14,492,943 of Common Stock

This prospectus supplement amends and supplements the information in our sales agreement prospectus, dated August 8, 2022 (the “Prospectus”), filed pursuant to our registration statement on Form S-3 (File No. 333-266676) (the “Registration Statement”), covering the offering, issuance and sale by us of our common stock that may be issued and sold under the Open Market Sale Agreement, or the sales agreement, with Jefferies LLC, or Jefferies, dated August 8, 2022, previously entered by us and Jefferies. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock from time to time through Jefferies acting as sales agent.

We are filing this prospectus supplement to amend the Prospectus to update the amount of shares we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. On March 23, 2023, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2022, our Registration Statement became subject to the offering limits set forth in General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6, and in accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $14,492,943 from time to time through Jefferies. In the event that we may sell additional amounts under the sales agreement in accordance with General Instruction I.B.6, we will file another prospectus supplement prior to making such additional sales.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “CYT”. As of March 20, 2023, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $43,478,832, which was calculated based on 24,289,850 shares of our common stock outstanding held by non-affiliates as of March 20, 2023 and at a price of $1.79 per share, the last reported sale price for our common stock on March 7, 2023. As of the date hereof, we have not offered and sold any common stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our common stock involves risks. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-3 of the Prospectus, and in the risks discussed under similar headings in the documents incorporated by reference in this prospectus supplement and the Prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies LLC

The date of this prospectus supplement is March 23, 2023.